Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

May 28, 2010

iPath® Exchange Traded Notes Trading Strategy Report

March 2010 - Data provided by ArcaVision

Exchange Traded Note Ticker Yearly Spread Quote Fee (bps)($)(bps) Avg. Close Size (notes) Size ($) Size ($) Avg. Quote Avg. Order ing (000s) ($M) Volatility Avg. Daily Price ($) Notes Outstand- Cap Market Vol. ($M)(%) (%) Daily Vol. (notes) (%) Avg. Pri. Mkt. Short Share Interest

iPath® S&P 500 VIX Short-Term FuturesTM ETN VXX 89 0.01 4.9 2,000 $48,000 $22,000 $26.22 55,913 $1,466.0 48.9% 7,584,000 $173.1 37% 36%

iPath® S&P GSCI® Crude Oil Total Return Index ETN OIL 75 0.01 4.5 12,000 $304,000 $16,000 $25.65 21,106 $541.4 35.3% 573,000 $14.6 31% 1%

iPath® Dow Jones-UBS Commodity Index Total ReturnSM ETN DJP 75 0.02 5.0 11,000 $453,000 $19,000 $40.50 55,097 $2,231.4 21.0% 341,000 $13.7 30% 1%

iPath® MSCI India IndexSM ETN INP 89 0.06 9.6 1,000 $39,000 $20,000 $60.37 15,838 $956.1 25.2% 313,000 $20.3 47% 4%

iPath® Dow Jones-UBS Natural Gas Subindex Total ReturnSM ETN GAZ 75 0.02 17.9 2,000 $22,000 $7,000 $12.04 15,104 $181.9 24.7% 262,000 $2.7 31% 0%

iPath® S&P 500 VIX Mid-Term FuturesTM ETN VXZ 89 0.04 6.2 1,000 $31,000 $33,000 $70.11 6,975 $489.0 19.0% 246,000 $16.3 86% 2%

iPath® Dow Jones-UBS Copper Subindex Total ReturnSM ETN JJC 75 0.04 8.3 6,000 $252,000 $18,000 $44.69 2,801 $125.2 37.5% 134,000 $6.3 46% 13%

iPath® Dow Jones-UBS Sugar Subindex Total ReturnSM ETN SGG 75 0.10 13.1 1,000 $61,000 $36,000 $68.27 1,264 $86.3 44.3% 115,000 $5.4 40% 0%

iPath® Dow Jones-UBS Livestock Subindex Total ReturnSM ETN COW 75 0.03 11.8 7,000 $211,000 $16,000 $29.11 3,295 $95.9 11.4% 83,000 $2.5 51% 0%

iPath® Dow Jones-UBS Grains Subindex Total ReturnSM ETN JJG 75 0.07 19.8 4,000 $137,000 $14,000 $37.04 2,950 $109.3 23.7% 83,000 $2.9 42% 3%

iPath® Dow Jones-UBS Platinum Subindex Total ReturnSM ETN PGM 75 0.09 24.0 1,000 $45,000 $15,000 $36.92 3,371 $124.5 22.4% 38,000 $1.4 37% 0%

iPath® S&P GSCI® Total Return Index ETN GSP 75 0.06 20.4 7,000 $202,000 $28,000 $30.57 3,461 $105.8 27.5% 36,000 $1.1 52% 1%

iPath® Dow Jones-UBS Nickel Subindex Total ReturnSM ETN JJN 75 0.24 80.0 4,000 $119,000 $13,000 $31.33 430 $13.5 39.7% 23,000 $0.7 41% 2%

iPath® Dow Jones-UBS Aluminum Subindex Total ReturnSM ETN JJU 75 0.28 96.1 5,000 $154,000 $9,000 $29.79 645 $19.2 29.1% 21,000 $0.7 39% 1%

iPath® Dow Jones-UBS Industrial Metals Subindex Total ReturnSM ETN JJM 75 0.24 64.8 6,000 $219,000 $13,000 $39.13 1,473 $57.7 34.9% 17,000 $0.6 30% 1%

iPath® Dow Jones-UBS Agriculture Subindex Total ReturnSM ETN JJA 75 0.08 20.3 3,000 $140,000 $12,000 $42.82 1,871 $80.1 22.6% 13,000 $0.5 73% 0%

iPath® Dow Jones-UBS Coffee Subindex Total ReturnSM ETN JO 75 0.08 20.3 3,000 $101,000 $15,000 $36.81 383 $14.1 21.9% 9,000 $0.3 28% 5%

iPath® Dow Jones-UBS Cotton Subindex Total ReturnSM ETN BAL 75 0.07 20.3 4,000 $135,000 $16,000 $39.68 448 $17.8 30.6% 9,000 $0.3 48% 0%

iPath® Dow Jones-UBS Cocoa Subindex Total ReturnSM ETN NIB 75 0.12 26.8 4,000 $171,000 $59,000 $43.19 300 $13.0 23.7% 8,000 $0.3 59% 0%

iPath® Dow Jones-UBS Energy Subindex Total ReturnSM ETN JJE 75 0.03 13.7 10,000 $240,000 $16,000 $24.77 1,100 $27.2 25.3% 4,000 $0.1 31% 1%

iPath® CBOE S&P 500 BuyWrite IndexSM ETN BWV 75 0.25 57.6 5,000 $223,000 $13,000 $44.99 350 $15.7 14.4% 4,000 $0.3 32% 2%

iPath® Optimized Currency Carry ETN ICI 65 0.07 15.7 1,000 $32,000 $10,000 $46.51 646 $30.1 4.0% 3,000 $0.1 53% 0%

iPath® Dow Jones-UBS Lead Subindex Total ReturnSM ETN LD 75 0.63 115.7 3,000 $163,000 $12,000 $56.30 145 $8.2 48.4% 3,000 $0.2 39% 0%

iPath® Dow Jones-UBS Tin Subindex Total ReturnSM ETN JJT 75 0.24 62.4 1,000 $44,000 $13,000 $40.22 40 $1.6 39.5% 2,000 $0.2 70% 48%

iPath® Dow Jones-UBS Precious Metals Subindex Total ReturnSM ETN JJP 75 0.13 23.2 3,000 $181,000 $59,000 $57.93 150 $8.7 21.1% 2,000 $0.1 71% 4%

iPath® Dow Jones-UBS Softs Subindex Total ReturnSM ETN JJS 75 0.64 128.9 4,000 $202,000 $25,000 $49.22 100 $4.9 27.6% 2,000 $0.1 56% 0%

iPath® EUR/USD Exchange Rate ETN ERO 40 0.09 17.5 1,000 $21,000 $14,000 $52.97 147 $7.8 12.3% 1,000 $0.0 74% 1%

iPath® Global Carbon ETN GRN 75 0.34 139.9 1,000 $28,000 $8,000 $23.57 150 $3.5 50.0% 1,000 $0.0 50% 0%

iPath® JPY/USD Exchange Rate ETN JYN 40 0.19 28.8 1,000 $29,000 $20,000 $66.65 172 $11.4 20.6% 1,000 $0.1 87% 0%

iPath® GBP/USD Exchange Rate ETN GBB 40 0.12 27.7 1,000 $45,000 $8,000 $41.51 60 $2.5 9.7% 1,000 $0.0 80% 3%

Field Definitions (in order of fields above):

Investor Fee (bps)—The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com. Subject to requirements described in the prospectus, the Securities may be redeemed with the issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply when redeeming units of the iPath® MSCI India IndexSM ETN, iPath® S&P 500 VIX Short-Term FuturesTM ETN, and iPath® S&P 500 VIX Mid-Term FuturesTM ETN.

Spread ($)—The difference in the volume-weighted average bid and offer for all executed orders less than 10,000 notes. Measure of the average cost an investor pays for each share.

Spread (bps)—The difference in the volume-weighted average bid and offer for all executed orders less than 10,000 notes. Calculation: Spread ($) divided by Weighted Volume Avg. Price ($) Avg. Quote Size (nt)—The average quoted depth in notes available at the national best bid and offer. (This provides a true representation of the aggregated size in notes at the inside.) Avg. Quote Size ($)—The average quoted depth in dollars available at the national best bid and offer. (This provides a true representation of the aggregated size in dollars at the inside.)

Avg. Order Size ($)—The average dollar amount of an order. Calculation: Order Size (notes) multiplied by Volume Weighted Average Price ($)

Close Price ($)—The last trade on the last trading day of the month. Notes Outstanding (000s)—The total notes outstanding for the note. Market Cap ($)—Market capitalization of the note.

Volatility (%)—The standard deviation or measure of the relative price change of the month’s closing prices. Avg. Daily Volume (notes)—The average daily closing composite volume in notes during the month. Avg. Daily Volume ($M)—The average daily closing composite volume in millions of dollars during the month. Primary Market Share (%)—Market share of volume on the primary listed market.

Short Interest %—Percent of the short positions to total notes. Could be used to follow market sentiment, liquidity, & order flow. Calculation: Short interest position divided by total notes outstanding. Short interest is a snapshot of the number of short positions settled as of the 15th of each month or

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the Securities, iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones ®,” “DJ,” “Dow Jones Indexes”, “UBS®”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indices particularly.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“S&P GSCI®”, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index” and “S&P GSCI® Crude Oil Total Return Index” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track general stock market performance.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM” and “500” are trademarks of S&P and “BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”). These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by S&P or the Index Sponsor and neither S&P nor the Index Sponsor make any representation regarding the advisability of investing in the Securities.

“Barclays Capital Intelligent Carry IndexTM” and the “USD Intelligent Carry IndexTM” are trademarks of Barclays Bank PLC.

“Barclays Capital Global Carbon IndexTM” and “Barclays Capital Global Carbon Index Total ReturnTM” are trademarks of Barclays Bank PLC.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500TM”, “S&P 500 VIX Short-Term Futures™” and “S&P 500 VIX Mid-Term Futures™” are trademarks of S&P and have been licensed for use by Barclays. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

© 2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0231-0510

NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE